Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended May 31, 2014
(Dollars in millions)

Domestic Card Metrics(1)(2)	May 2014
Net principal charge-offs	$194
Average loans held for investment	69,210
Net charge-off rate(3)	3.36%
30+ day performing delinquencies	$1,928
Period-end loans held for investment	70,289
30+ day performing delinquency rate(4)	2.74%

International Card Metrics(1)
Net principal charge-offs	$26
Average loans held for investment	7,641
Net charge-off rate(3)	4.15%
30+ day performing delinquencies	$258
Nonperforming loans	80
Period-end loans held for investment	7,691
30+ day performing delinquency rate(4)	3.35%
Nonperforming loan rate(5)	1.04

Auto Finance Metrics
Net principal charge-offs	$34
Average loans held for investment	33,941
Net charge-off rate(3)	1.19%
30+ day performing delinquencies	$1,849
Nonperforming loans	140
Period-end loans held for investment	34,286
30+ day performing delinquency rate(4)	5.39%
Nonperforming loan rate(5)	0.41
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(1)
Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)
The May 2014 net principal charge-offs and net charge-off rate for Domestic Card were favorably impacted by an adjustment that reverses previously overstated monthly charge-off estimates related to the transition of servicing on certain estate accounts. The overstatement in any prior month was not significant. The May adjustment was $11 million or 19 basis points. Excluding this activity, our Domestic Card net charge-off rate would have been 3.55% in May 2014. This activity had no impact on the reported 30+ day Domestic Card delinquency rate.

(3)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.

(4)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(5)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.